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                                                                   Exhibit 10.37

                       [ROYAL BANK OF CANADA LETTERHEAD]


March 22, 2000

PRIVATE & CONFIDENTIAL
Consolidated Water Co. Ltd.
Box 1114
Grand Cayman, B.W.I.


ATTENTION: Alex Bodden

Dear Sir:

RE: Confirmation of Credit Facilities

Further to our recent discussions, and subject to the undernoted terms and conditions, we are pleased to offer you financing as follows:

LENDER:        ROYAL BANK OF CANADA (The "Bank")

BORROWER:      Consolidated Water Co. Ltd. (The "Borrower")

AMOUNT:        Segment 1) $1,000,000 - Overdraft, revolving
               Segment 2) $1,000,000 - Term loan
               Segment 3) $1,500,000 - Term loan
               Segment 4) $1,500,000 - Term loan
               Segment 5) $  500,000 - Overdraft, temporary

CURRENCY:      All dollar amounts in this letter refer to United States
               funds, unless otherwise specified.

PURPOSE:       Segment 1) General Operating purposes
               Segment 2) Term out outstanding overdraft
               Segment 3) Office Building


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                    Segment 4) 40% interest in Sea Tec Belize Ltd.
                    Segment 5) Temporary Operating

INTEREST RATES:     Segment 1) USD Prime + 1%/KYD Prime + 1%
                    Segment 2) Libor + 1.50%
                    Segment 3) Libor + 1.50%
                    Segment 4) Libor + 1.50%
                    Segment 5) USD Prime + 1%/KYD Prime + 1%

                    The Borrower shall pay interest monthly in arrears on Prime-based facilities at the annual rate set out above calculated on a daily basis and based on the actual number of days elapsed in the period for which interest is being calculated divided by 365. The annual rates of interest to which the rates calculated in accordance with the foregoing provisions are equivalent, are the rates so determined multiplied by the actual number of days in a one year period calculated from the first day on which interest is to be calculated and divided by 365. These rates apply after as well as before maturity, default, and judgement, with interest on overdue interest at the same rate as on the principal.

                    Libor loans:

                    Interest on Libor loans shall be payable on each Libor interest date. The yearly rates of interest to which the rates determined in accordance with the Libor provisions of this agreement are equivalent, are rates so determined multiplied by the actual number of days in a year and divided by 360.

SERVICE PRICING:    a)  An annual review fee of 1/16% ($3,215 this year) will be charged to cover the administration involved in reviewing the company's financial information and re-establishing facilities.

                    b) Any temporary excesses and additional credit requirements are subject to approval and may be assessed a fee of up to 1%, minimum $1,000.

                    c) Any requests for amendments to the Borrower's current line of credit may be assessed a fee in the minimum amount of $1,000 per occasion.





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REPAYMENT:          Segment 1) Revolving; repayment in full upon demand.

                    Segment 2) Consecutive monthly principal payments of $8,333 plus interest (5 year term, 10 year amortization).

                    Segment 3) Consecutive monthly principal payments of $12,500 plus interest (5 year term, 10 year amortization).

                    Segment 4) Consecutive monthly principal payments of $12,500 plus interest (5 year term, 10 year amortization).

                    Segment 5) Due in full June 30, 2000.


                    Prohibited Interest - Nothing in this agreement shall be construed as obliging the Borrower to pay any interest, charges or other expenses as provided by this agreement or in any other security agreement related thereto in excess of what is permitted by law.


PREPAYMENTS:        Segment 1) may be prepaid in whole or in part without
                    penalty.

                    Segments 2) 3) & 4) may only be repaid at maturity (maturity of each term, i.e., 30 days, 60 days, 90 days etc.)

SECURITY:           General Security for all Loans

                    Certified copy of directors' resolutions, bylaws, legal opinions and attendant documents as may be requested by the Bank.

                    Fixed and floating charge debenture of USD$2,500,000, with fixed charge covering West Bay Beach North, Block 11D, Parcel 8 and collateral charge covering Governor's Harbour property and floating charge covering all other assets of the Borrower (To be up stamped to USD$5,500,000 when Segments 3 & 4 drawn down).




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                              Guarantee & Postponement of Claim in favour of
                              Consolidated Water Co. Ltd. signed by Cayman Water Company Limited.

INSURANCE:                    The Borrower will lodge with the Bank
                              comprehensive insurance policies satisfactory to the Bank, covering buildings, equipment and inventory with loss made payable firstly to the Bank.

                              In addition, Construction and All Risk insurance is also to be assigned with loss payable to Royal Bank during the construction period of the office building (Segment 3).

LIFE INSURANCE:               The Borrower acknowledges that loans are not life
                              insured.

REPRESENTATIONS,
WARRANTIES &
ACKNOWLEDGMENTS:              The Borrower represents and warrants to the Bank
                              that:

                              1) it is a corporation validly incorporated and subsisting under the laws of Cayman Islands, and that it is duly registered or qualified to carry on business in all jurisdictions where the character of the properties owned by it or the nature of its business transacted makes such registration or qualification necessary;

                              2) the execution and delivery of this Agreement has been duly authorized by all necessary actions and does not (i) violate any law or, any provision of the charter or any unanimous shareholders agreement to which it is subject or, (ii) result in a breach of, a default under, or the creation of any encumbrance on the properties and assets of it under any agreement or instrument to which it or any of its properties and assets may be bound or affected.

                              3)  There is no provision in the Borrower's
                                  articles, bylaws or any unanimous shareholder agreement respecting the ability of the Borrower to:

                                  a)  borrow money upon the credit of the
                                      Borrower;

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                                  b)  issue, reissue, sell or pledge debt
                                      obligations of the Borrower;

                                  c) give a guarantee on behalf of the Borrower to secure performance of an obligation to any person; and

                                  d) mortgage, hypothecate, pledge or otherwise create a security interest in all or any property of the Borrower, owned or subsequently acquired, to secure any debt obligation of the Borrower.

                              4)  The Borrower is in compliance with all
                                  applicable statutes, regulations, orders and bylaws enacted or adopted for the protection and conservation of the natural environment.

                              5) The Borrower has obtained all certificates, approvals, permits, consents, orders and directions required concerning the installation or operation of any machinery, equipment or facility constituting assets of the Borrower, or required concerning any land of the Borrower, or required concerning any structure, activity or facility on or in any land of the Borrower, and the Borrower is not aware of any circumstances which might give rise to the revocation of any such certificates, approvals, permits, consents, orders and directions or the implementation of further orders of directions relating to the above which might affect the land or the business of the Borrower which the Borrower has not disclosed fully in writing to the Bank.

COVENANTS:                        The Borrower, by accepting this Offer,
                                  agrees:

                                  1) to deliver to the Bank such financial and other information as the Bank may reasonably request from time to time.

                                  2)  not to grant or create any security
                                      interest, lien, charge or encumbrance
                                      affecting any of its properties or assets, except for any security


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                         interest granted to secure an obligation created solely
                         for the purchase of additional fixed assets required for the efficient operation of its business with any such security to cover only the assets purchased.

                    3)   Debt to Equity shall not exceed 0.85.

                         "Equity" is defined as the total of share capital, contributed surplus, retained earnings and postponed shareholder loans minus intangible assets and amounts owed to the Borrower by shareholders/associated companies.

                    4) to maintain a Debt Servicing ratio of not less than 1.25.

                    All covenants in this agreement or any other agreement between the Borrower and the Bank or other documentation or security will remain in force for the benefit of the Bank at all times before and after the making of advances hereunder and/or the taking of security pursuant hereto.

OTHER CONDITIONS:   If the Bank chooses to grant forbearance or a waiver of any of the terms and conditions of this letter, this action will not affect the Bank's ability to act on any subsequent breach or default or the rights of the Bank resulting therefrom.

EVIDENCE OF
INDEBTEDNESS:       The Bank shall open and maintain at the Branch of Account, accounts and records evidencing the Borrowings made available to the Borrower by the Bank under this agreement.
                    The Bank shall record the principal amount of such Borrowings, the payment of principal and interest on account of the loans, and all other amounts becoming due to the Bank under this agreement.

                    The Bank's accounts and records constitute, in the absence of manifest error, prime facie evidence of the indebtedness of the Borrower to the bank pursuant to this agreement.


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                    The Borrower authorizes and directs the Bank to
                    automatically debit, by mechanical, electronic or manual means, any bank account of the Borrower for all amounts payable under this agreement, including but not limited to, the repayment of principal and the payment of interest, fees and all charges for the keeping of such account.

EVENTS OF DEFAULT:  Without limiting the Bank's right to make demand for payment at any time on demand loans, the Bank may immediately withdraw the Borrower's right to further borrow under this agreement, demand immediate repayment of all amounts outstanding, together with outstanding accrued interest and realize on all or any portion of the security granted to the Bank if any of the following events of default occur:

                    1) Failure of the Borrower to pay any principal, interest or other amounts when due pursuant to this agreement;

                    2) Failure of the Borrower to observe or perform any covenant, condition or provision in this agreement or other documentation or security;

                    3) If the Borrower becomes insolvent, commits an act of bankruptcy, makes an assignment of property for the benefit of its creditors, or enters into a bulk sale of its assets without the prior written approval of the Bank;

                    4) If any proceeding is taken with respect to a compromise or arrangement with the creditors of the Borrower, including under the Companies' Creditors Arrangement Act or to have the Borrower declared bankrupt or wound up, or to have a Receiver or Receiver Manager appointed of any part of the mortgaged property or if any encumbrancer takes possession of any part thereof;


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                         5) There occurs, in the sole opinion of the Bank:

                            (a) a material adverse change in the financial
                                condition of the Borrower; or

                            (b) an unacceptable change in ownership of the
                                Borrower; or

                            (c) legal implications detrimental to the affairs of
                                the Borrower;

CONDITIONS PRECEDENT:    The obligation of the Bank to make these credit
                         facilities available to the Borrower is subject to and conditional upon:

                              All security and/or documentation being completed and registered in form and substance satisfactory to the Bank.

PREDISBURSEMENT          All regulatory approvals are to be in place prior to
CONDITIONS:              advancing funds (Segment 3).

                         An Engineering firm, Architect or Quantity Surveyor must certify budget adequacy, completeness of plans, compliance to codes, adequacy of structure, Electrical and mechanical systems and review and approve budget survey and construction schedule prior to each construction draw.

REVISION DATE:           Without limiting any rights the Bank may have to
                         demand payment, these credit facilities will be subject to review at the Bank's discretion and at least annually.

LEGAL COSTS:             All legal costs, fees, expenses, etc. incurred in
                         establishing these credit facilities, preparation and maintenance of security and documentation are for account of the Borrower.

ACCEPTANCE:              This offer expires if not accepted in writing by April
                         15th, 2000, unless extended in writing by the Bank.





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Please acknowledge your acceptance of the above terms and conditions by signing the attached copy of this Offer to Finance in the space provided below and returning to the undersigned. This Offer to Finance cancels and supersedes any previous offers.



                                                 Yours truly,

                                                 ROYAL BANK OF CANADA


                                                 /s/ G.C. Plamondon

                                                 G.C. PLAMONDON,
                                                 Sr. Assistant Manager





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